UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 7, 2019

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-55456	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9002 Technology Lane, Fishers Indiana, 46038
(Address of principal executive offices)

(317) 855-9926
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On October 7, 2019, American Resources Corporation (or the “Company”) received a letter from the Nasdaq Stock Market indicating that for 30 consecutive business days the Company’s stock has not maintained a minimum closing bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by Nasdaq Listing Rule 5550(a)(2).

The notification of noncompliance has no immediate effect on the listing or trading of the Company’s stock on the Nasdaq Capital Market. Under the Listing Rules, if during the 180 calendar days following the date of the notification, or prior to April 6, 2020, the closing bid price of the Company’s stock is at or above $1.00 for a minimum of 10 consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and the common stock will continue to be eligible for listing on the Nasdaq Capital Market.

If the Company does not achieve compliance with the Minimum Bid Price Requirement by April 6, 2020, the Company may be eligible for an additional 180 day period to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, by providing a written notice of its intention to cure the deficiency during the second compliance period. If the Company meets these requirements, an additional 180 days will be granted. If the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide a notice that the Company’s common stock will be subject to delisting.

Item 9.01.    Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
99.1	Notification Letter from Nasdaq dated October 7, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: October 11, 2019	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer

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